Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jack Maurer 412-434-2181 jmaurer@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com
PPG Chairman Bunch reviews transformation of company
Stronger portfolio, broader geographic footprint enable PPG’s growth
NEW YORK, June 13, 2008 — Charles E. Bunch, chairman and chief executive officer of PPG Industries (NYSE:PPG), described for investment analysts here yesterday how much the company has changed in the past several years based on several strategic initiatives undertaken to focus on coatings and specialty products.
Bunch said that PPG is “continuing to enhance our geographic presence, strengthen our portfolio and optimize growth opportunities.” He pointed out that today only 45 percent of PPG’s sales are in the United States and Canada, and more than 80 percent of the company is now focused on coatings and optical and specialty products. He added that PPG’s U.S. and Canadian businesses in both architectural coatings and glass, along with its automotive OEM coatings and glass businesses, represent only 15 percent of the company’s reported sales today.
“With this stronger portfolio, we are better equipped to withstand individual end-market weakness,” he said.
Bunch outlined his thoughts on global economic conditions, citing the need to closely manage inflationary increases such as freight, raw materials and energy. He said that PPG’s second quarter natural gas unit costs will be about $10.50 per MMBTU and the company has about one-third of its natural gas needs hedged at about $8.50 per MMBTU for the second half of 2008. Bunch also reiterated the company’s previous coatings raw material guidance range for the second quarter of 2 to 4 percent, and he said that PPG is currently negotiating prices and believes that its second half range will be slightly higher, between 4 and 6 percent year over year. Bunch added that the “range of raw material inflation differs by geography, with the U.S. range higher and the ranges in other parts of the world generally lower.”
Bunch said that PPG is currently working on additional pricing initiatives with customers to “offset this inflation impact,” which he said PPG has successfully done in the past, including a few years ago when inflation rates were much higher.
Pointing out the significant regional differences in economic conditions, Bunch said, “Our growth rate outside the United States and Canada — which represents about 55 percent of our total company — averaged about 6 percent in the first quarter.
“We continue to see a solid, albeit slightly slowing, European economy. Both the Asian and Latin American regions remain very strong in general,” he said.

“Looking ahead, the second quarter business activity trends for PPG are generally similar to what we saw in the first quarter,” Bunch added. “We continue to see solid growth rates outside the United States, and the U.S. market remains somewhat challenging, but we are managing it effectively.”
Bunch reviewed some of the businesses the company calls “growth drivers,” which are providing high-growth potential. These are PPG’s aerospace, optical and specialty products, and protective and marine coatings businesses, combined with its Asian, Eastern European and Latin American regions.
Bunch also discussed the impact the $3.2 billion acquisition of SigmaKalon has had on PPG’s results, saying that the business to date has “exceeded our original estimates” and adding that PPG expects the acquisition to “meet or exceed the overall full year financial metrics the company set forth in January.” He noted that sales for the new Architectural Coatings EMEA (Europe, Middle East and Africa) reporting segment increased by just less than 20 percent in the first quarter 2008 versus the previous year’s period.
Bunch said that PPG “will likely be discussing a variety of different transactions or structures” for its automotive glass and services business and is encouraged by the prospects of completing a transaction this year.
The meeting was webcast and accessible through the Investor Center of PPG’s Web site. A replay of the webcast will be available on PPG’s site for six months following the meeting. For additional information on the company’s recent financial performance, please see the company’s first quarter earnings release, also found on the Investor Center of PPG’s Web site.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG’s sales in 2007 were $11.2 billion. SigmaKalon, a worldwide coatings producer based in Uithoorn, Netherlands, that PPG acquired Jan. 2, 2008, had 2007 sales of $2.9 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies there from, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.